Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is effective as of March 8, 2014 (the “Effective Date”), by and between Bristow Group Inc., a Delaware corporation (the “Company”), and Mark B. Duncan (“Executive”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of June 6, 2006 and amended on March 10, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and Executive have determined that Executive will resign from officer and director positions and separate from employment with the Company and its affiliates and subsidiaries effective as of March 8, 2014 (the “Termination Date”) under certain terms herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:

1. Resignation from Officer and Director Positions. As required under Section 3(f) of the Employment Agreement, effective March 8, 2014, Executive hereby resigns from his position as Senior Vice President, Commercial of the Company and any and all director, manager and other officer (or equivalent) positions he holds with the Company and its subsidiaries and affiliates. Executive agrees to take any and all further acts necessary to accomplish these resignations.

2. Payment of Accrued Amounts; FY 2014 Bonus.

(a) The Company shall pay Executive his accrued and unpaid base salary through the Termination Date, in accordance with the Company’s normal payroll schedule and procedures for its executives and applicable law. In addition, the Company shall reimburse Executive for any eligible business expenses incurred prior to the Effective Date to which he is otherwise entitled to reimbursement in accordance with the provisions of applicable Company policy and applicable law.

(b) On April 7, 2014 (the “Payment Date”), the Company shall pay to Executive an amount equal to $19,300.00, which represents payment for all of Executive’s unused paid time off.

(c) Executive shall be entitled to payment of Executive’s Annual Bonus with respect to the Company’s fiscal year ending March 31, 2014, in accordance with the Company’s FY 2014 Annual Incentive Compensation Plan, without pro-ration and with the final amount determined as if Executive had remained employed with the Company through March 31, 2014 (with the discretionary component deemed for this purpose to be earned at 25% of the target bonus). The Annual Bonus shall be paid to Executive at the same time such bonuses attributable to the Company’s fiscal year ending March 31, 2014 are paid to other executives of the Company.

3. Separation Payment.

(a) At the times specified in Section 3(b), the Company shall pay to Executive an amount in cash totaling $1,385,342 (the “Separation Payment”), which amount shall include the following components:

A. 1.5X Annual Salary of $424,001 =	$636,002
B. 1.5X Target Bonus of $254,400 =	$381,600
C. 6 months Annual Salary in Lieu of Notice =	$212,001
D. Prorated (6 months) PTO in Lieu of Notice =	$28,539
E. Prorated (6-months) Target Bonus In Lieu of Notice =	$127,200

Total	$1,385,342

(b) On the Payment Date, the Company shall pay Executive the amount of $1,017,602, which is equal to items A. and B. of the Separation Payment. Continuing on and after the Effective Date and ending on the date that is six (6) months after the Effective Date, an amount of the Separation Payment equal to $367,740 shall be paid to Executive in equal installments as salary continuation on the Company’s normal payroll schedule, which amount, together with the amount payable pursuant to Section 7, is intended to comply with the separation pay plan rules pursuant to Section 409A of the Code and Treasury Regulation § 1.409A-1(b)(9).

4. Restricted Stock, Restricted Stock Units and Options.

(a) All outstanding awards of restricted stock, restricted stock units and non-qualified stock options, other than the awards of restricted stock units granted to Executive on February 3, 2014, shall fully vest effective on the Termination Date. Executive acknowledges and agrees that the restricted stock units awarded on February 3, 2014 in the form of a Retention Grant shall be forfeited by Executive. Exhibit A hereto lists Executive’s vested equity awards as of the Termination Date.

(b) Non-qualified stock options outstanding on the Termination Date shall remain exercisable until the earlier of (a) one year after the Termination Date or (b) the applicable expiration date for each of the options. Exhibit A hereto lists the expiration date with respect to unexercised stock options.

5. Performance Cash Awards. Upon the Termination Date, Executive shall be fully vested in the right to receive an amount, without pro-ration, based on the actual achievement of the performance criteria applicable to his outstanding performance cash awards, which shall be paid to Executive on the same date such awards are paid to the Company’s active employees. Exhibit A hereto lists Executive’s outstanding performance cash awards as of the Termination Date, and the amount payable upon achievement of “target” level performance criteria.

6. Deferred Compensation. Company and Executive acknowledge that Executive’s rights under the Bristow Group Inc. Deferred Compensation Plan, as amended and restated effective as of August 1, 2008 (the “Deferred Compensation Plan”), are not intended to be affected by this Agreement, except that Executive’s termination of employment with the Company will terminate any obligation of the Company to make future contributions to the Deferred Compensation Plan for Executive’s benefit. Company and Executive also acknowledge that pursuant to the provisions of the Deferred Compensation Plan, Executive is not entitled to any contribution for the plan year ending December 31, 2014. Executive’s benefit under the Deferred Compensation Plan shall be paid to Executive on the first business day occurring on or after the date that is six months after the Termination Date, pursuant to the terms of the Deferred Compensation Plan and in compliance with the six-month delay requirement under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).

7. Group Health Coverage; Life Insurance.

(a) Effective as of the Termination Date, until the earliest to occur of (A) the expiration of twenty-four months after the Termination Date, (B) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan, from and after the Termination Date, or (C) the death of the Executive, the Company shall, subject to proper COBRA election by Executive, continue medical and dental benefits to the Executive (and, if applicable, to the spouse and dependents of the Executive who received such benefits under the Executive’s coverage immediately prior to the Termination Date) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Executive remained actively employed, provided that Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse Executive for each such COBRA payment. Continued group health coverage shall be subject to imputed tax on Executive in accordance with applicable law.

(b) During the period beginning on the Effective Date and ending on the date that is six (6) months after the Effective Date, the Company shall reimburse Executive for any premiums paid by Executive for the life insurance policy referenced in Section 2(g) of the Employment Agreement. In order for Executive to continue the life insurance coverage, he must pay any premium amounts due after the date that is six (6) months after the Effective Date. The parties acknowledge that Executive is the owner of such insurance policy, and that upon Executive’s request the Company shall assign, to the extent assignable, any and all rights it may have in such insurance policy to Executive.

8. Outplacement. The Company shall provide to Executive outplacement services in accordance with the current Human Resources’ practice for a period of up to twelve months after the Termination Date. In addition, the Company agrees to renew the Executive’s current executive coaching arrangement at a cost not to exceed $36,000, plus reasonable and necessary travel and accommodation expenses.

9. Release. Executive acknowledges that this Agreement provides Executive with rights and privileges to which Executive would not otherwise be entitled in the absence of the execution of a waiver and release, and, in exchange for the same, Executive agrees to take action to timely execute a full and complete release of claims against the Company, its affiliates, officers and directors in the form attached hereto as Exhibit B (“Release”). Notwithstanding any provision herein to the contrary, if Executive has not delivered to the Company an irrevocable Release and resignation notice(s) for each applicable affiliate and subsidiary of the Company for which the Executive serves as an officer or director executed by or on behalf of Executive on or before the twenty-first (21st) day after the Termination Date, Executive shall have no rights to the payments and benefits specified in Sections 2(b), 2(c), 3, 4(b), 5, 7, and 8 hereof.

10. Restrictive Covenants. Executive agrees that the terms and provisions of Sections 5(a), (b), (c), (d)(ii), (e) and (f) of the Employment Agreement, which sections and related definitions are excerpted and attached hereto as Exhibit C, shall remain in full force and effect after the Termination Date pursuant to their terms. Notwithstanding the foregoing, the parties agree that Section 5(d)(i) of the Employment Agreement (which is also excerpted and attached hereto as part of Exhibit C) shall be modified: (1) to limit the entities that are deemed to be engaged in “Competitive Business” as of the Effective Date to the following companies and their affiliates (including any Competitive Business hereafter transferred or sold by such entities), which the parties agree are direct competitors of the Company: CHC Group; Avincis Group; PHI Group; Era Group; Omni Group; Líder Taxi Aéreo S/A—Air Brasil; Cougar Helicopters Inc.; and SSP Offshore Inc., (2) to preclude, during the Restricted Period, Executive’s formation of, investment in or employment by or provision of services to, a new entity engaged in any business in direct competition with the Company or its affiliates, and (3) to preclude, during the Restricted Period, Executive’s provision of services to any customer of, or original equipment manufacturer for, the Company or its affiliates to the extent Executive directly or indirectly negotiates with or services the Company or its affiliates as a customer or supplier, it being acknowledged by Executive that he has “Confidential Information” (as defined in the Employment Agreement) which constitutes proprietary and confidential information regarding the Company’s customer pricing, bid models, strategy, and other financial and business practices.

11. Non-Disparagement. Executive agrees to refrain from any criticisms or disparaging comments about the Company or any of its affiliates (including any current or former officer, director or employee of the Company) and, during the Restricted Period, Executive agrees not to take any action, or assist any person in taking any action, that is inconsistent with fostering the goodwill of the Company and its affiliates. The Company agrees that it will refrain from any criticisms or disparaging comments about Executive to third parties, whether such criticisms or comments are made on behalf of the Company directly or indirectly through its affiliates or its or their respective officers, directors or employees. Nothing in this Section 11 shall apply to or restrict in any way the communication of information by either party to any state or federal law enforcement agency, so long as each party uses his/its best efforts to the extent reasonably practicable to provide prior notice to the other thereof, and neither party will be in breach of the covenants contained in this Section 11 solely by reason of testimony which is compelled by process of law.

12. Miscellaneous.

(a) Dispute Resolution. In the event of any dispute or controversy relating to or arising under this Agreement, including any challenges to the validity hereof, the parties hereto mutually consent to the exclusive jurisdiction of the state courts in the State of Texas and of the federal courts within Texas. In the event any of the provisions of this Agreement or the application of any such provisions to the parties hereto with respect to their obligations, shall be held by a court of competent jurisdiction to be contrary to the laws of the State of Texas or federal law, the remaining provisions of the Agreement shall remain in force and effect. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT SUCH PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

(b) Governing Law. This Agreement is entered into under, and shall be governed, interpreted and enforced for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(c) Entire Agreement. Except as specifically set forth herein, this Agreement contains the entire agreement and understanding between the parties hereto and supersedes the Employment Agreement (except to the extent the Employment Agreement is specifically incorporated herein by reference) and any other prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d) Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

(e) Tax Withholding; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to the Company’s employees generally, and (c) any advances made to Executive and owed to the Company.

(f) Assignability. The Company shall have the right to assign this Agreement and its rights hereunder, in whole or in part. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.

(g) Severability. It is the desire of the parties hereto that this Agreement (including the provisions of the Employment Agreement and other arrangements incorporated by reference herein) be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

(h) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

(j) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

(k) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence, 5662 Inwood Drive, Houston, Texas 77056, or to the Company’s principal office, as the case may be.

(l) Section 409A.

(i) Interpretation. Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (2) compliant with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Payments under this Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A.

(ii) Separation from Service. Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Termination Date.

(iii) Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, payments and benefits payable under this Agreement due to a “separation from service” within the meaning of Section 409A that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A.

(iv) Reimbursements. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (1) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the second taxable year following Executive’s “separation from service” pursuant to Treasury Regulation § 1.409A-1(b)(9)(iii)(B), (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(v) Unfunded Status. Amounts payable pursuant to this Agreement are intended to be unfunded for purposes of Section 409A. Although bookkeeping accounts may be established with respect to payments due under the Agreement, any such accounts shall be used merely as a bookkeeping convenience. No provision of this Agreement shall require the Company to purchase assets, place assets in a trust or segregate assets in connection with amounts due under the Agreement. Any obligation of the Company to Executive under this Agreement shall be based solely upon any contractual obligations that may be created by this Agreement.

(m) No Duty to Mitigate. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

(n) Director’s and Officer’s Insurance. The Company shall provide Executive with Director’s and Officer’s insurance coverage, including indemnification, on terms no less favorable than the terms of the coverage provided to similarly situated current and former directors and officers of the Company. In the event this Section 12(n) is challenged (other than by Executive or Executive’s representatives), Executives reasonable expenses incurred in connection therewith shall be reimbursed by the Company.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

COMPANY

By:	/s/ William E. Chiles	Date: March 31, 2014
Name: William E. Chiles
Title: President, Chief Executive Officer and Director

EXECUTIVE

/s/ Mark B. Duncan		Date: March 27, 2014
Mark B. Duncan

EXHIBIT A

Outstanding Equity and Performance Cash Awards

1. Options

Grant Date	Option Price	Options Remaining Exercisable (Projected as of March 8, 2014 assuming no intervening Exercise)	Options Unvested as of the Effective Date and Accelerating on the Termination Date	Option Expiration
5/24/2007	$46.45	8,500		3/8/2015
6/5/2008	$50.25	13,600		3/8/2015
6/8/2011	$43.79	13,360	4,454	3/8/2015
5/25/2012	$43.38	17,844	11,896	3/8/2015
6/6/2013	$62.65	20,376	20,376	3/8/2015

2. Restricted Stock Units (RSUs)

Grant Date	RSUs Granted	RSUs Subject to Accelerated Vesting
6/8/2011	5,611	5,611
5/25/2012	6,531	6,531
6/6/2013	7,743	7,743

3. Performance Cash Awards

Grant Date	Target Amount (Subject to Section 5 of the Agreement, Executive has vested right to payment without pro-ration based on actual performance criteria results)
6/8/2011	$245,667
5/25/2012	$283,309
6/6/2013	$474,881

EXHIBIT B

RELEASE

Pursuant to the terms of the Separation Agreement effective as of March 8, 2014, between Bristow Group, Inc. (the “Company”) and me (the “Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, Mark B. Duncan, do freely and voluntarily enter into this RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing this Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the payments and other benefits to be provided to me by the Company pursuant to Sections 2(b), 2(c), 3, 4(b), 5, 7, and 8 of the Agreement (the “Separation Benefits”), I hereby agree and state as follows:

1. I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge the Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with the Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that the Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims under the Agreement or that may arise after this Release is signed by me. Moreover, this Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, by signing this Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s (or any Company affiliate’s or subsidiary’s) certificate of incorporation, by-laws or other constituent documents, and/or pursuant to any other agreements or policies including, without limitation, directors’ and officers’ insurance policies in effect prior to the effective date of my termination of employment or service to the Company, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date. Nothing in this Release shall affect my rights as a shareholder of the Company. Nothing in this release will affect my vested benefits under any pension benefit plan or any benefits that are vested or any claim accrued under the terms of a health benefit plan.

2. I forever waive and relinquish any right or claim to reinstatement to active employment or service with the Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that the Company has no obligation to rehire or return me to active duty or service at any time in the future.

3. I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Agreement.

4. I agree not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the Released Parties. I understand and acknowledge that this non-disparagement clause prevents me from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Released Parties. Further, I acknowledge that in executing this Agreement, I have knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Released Parties. I also understand and agree that I have had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with my attorney, and to consent to this clause and its terms knowingly and voluntarily. I further acknowledge that this non-disparagement clause is a material term of this Agreement. If I breach this paragraph 4, the Company will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against me and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with me. I further acknowledge that if I breach this paragraph 4 or Sections 10 or 11 of the Agreement, the Company shall have no further obligation to pay or provide any unpaid Separation Benefits. Nothing in this Waiver and Release shall, however, be deemed to prevent me from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency or during interviews of audit committee counsel related to or in anticipation of government investigations.

5. I hereby acknowledge and affirm as follows:

(a) I have been advised to consult with an attorney prior to signing this Release.

(b) I have been extended a period of 21 days in which to consider this Release.

(c) I understand that for a period of seven days following my execution of this Release, I may revoke the Release by notifying the Company, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Release, it shall then become effective and enforceable.

(d) Except as provided in the Agreement, I acknowledge that I have received payment for all wages and other compensation due up to the Termination Date, including any reimbursement for any and all business related expenses. I further acknowledge that the Separation Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

(e) I certify that I have returned all property of the Company, including but not limited to, keys, credit and fuel cards, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

(f) I have carefully read the contents of this Release and I understand its contents. I am executing this Release voluntarily, knowingly, and without any duress or coercion.

6. I acknowledge that this Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

7. In the event that any provision of this Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

8. I hereby declare that this Release and the Agreement constitute the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Release and the Agreement, to induce or persuade me to enter into this Release.

9. I understand that in order to be effective this Release must be executed by me, without subsequent revocation, and delivered to the Company such that the Waiver Effective Date occurs on or before the date that is twenty-one days after the Termination Date, as prescribed in the Agreement.

IN WITNESS WHEREOF, I have signed this Release on the 27th day of March, 2014.

/s/ Mark B. Duncan
Mark B. Duncan

EXHIBIT C

Employment Agreement Excerpts

* * * * * *

5. Covenants. The Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Executive’s agreement to the provisions of this Section 5, and that the Executive’s breach of the provisions of this Section 5 could materially damage the Company.

(a) Confidential Information. The Company will provide its confidential and trade secret information to the Executive, and the Executive agrees to hold in a fiduciary capacity for the benefit of the Company and the Affiliated Group, all Confidential Information. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company and the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or governmental inquiry or as such disclosure or use may be required in the course of the Executive performing the Executive’s duties and responsibilities hereunder. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or governmental inquiry or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Company and the Affiliated Group may seek an appropriate protective order or other appropriate remedy. The Executive shall reasonably cooperate with the Company and the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, then unless the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which the Executive is advised by counsel in writing (either the Executive’s or the Company’s) that the Executive is legally required to so disclose. Upon the Executive’s termination of employment with the Company and the Affiliated Group for any reason, the Executive shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and the Affiliated Group or containing any trade secrets relating to the Company and the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment with the Company and the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. The Executive agrees to execute any standard form confidentiality agreements with the Company that the Company generally enters into or may enter into in the future with its senior executives. The Executive agrees to represent in writing to the Company upon termination of employment that the Executive has complied with the foregoing provisions of this Section 5(a).

(b) Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title and interest in and to the Developments, whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Executive (alone or jointly with others) during the Executive’s employment with the Company and the Affiliated Group, and arising from or relating to such employment or the business of the Company or of other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or of other members of the Affiliated Group or otherwise). The Executive shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Executive has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Executive has not acquired and shall not acquire any rights during the course of the Executive’s employment with the Affiliated Group or thereafter with respect to any Developments.

(c) Non-Solicitation of Affiliated Group Employees. The Executive shall not, at any time during the Restricted Period, other than in the ordinary exercise of the Executive’s duties as shown on Exhibit A, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of the Company or any member of the Affiliated Group. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with the Company or any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Executive is a part will not constitute solicitation or recruitment.

(d) Non-Competition. In consideration of the Company’s promise to provide the Executive with the confidential and trade secret information of the Company, the Executive agrees as follows:

(i) Areas Other Than Louisiana. Except with respect to competition in the State of Louisiana, or with respect to competition in or above the waters off the State of Louisiana in the areas specified in subparagraph (B) of Section 5(d)(ii) of this Agreement, during the Restricted Period, the Executive shall not, either directly or indirectly, compete with the business of the Company anywhere in the world where the Company or any member of the Affiliated Group conducts business by (1) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business, or (2) soliciting, servicing, or accepting the business of (A) any active customer of the Company or any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of the Company or any member of the Affiliated Group, provided that such business is competitive with any significant business of the Company or any member of the Affiliated Group.

(ii) Louisiana. With respect to competition in the State of Louisiana, or with respect to competition in or above the waters specified in subparagraph (B) of this Section 5(d)(ii).

A.	Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group, or from soliciting customers of the business of the Company or any member of the Affiliated Group, within the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period, and

B.	Executive, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group or from soliciting customers of the business of the Company or any member of the Affiliated Group in or above the waters of the Gulf of Mexico adjacent to the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period.

C.	All non-capitalized terms in subparagraphs (A) and (B) of this Section 5(d)(ii) are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La. R.S. 23:921.C. Subject to and only to the extent not inconsistent with the foregoing sentence, the Parties understand the following phases to have the following meanings:

(1)

The phrase “carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group” includes engaging, as principal, agent, trustee, or through the agency of any corporation, partnership, association or agent or agency, in any business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group or being the owner (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) of any interest in any corporation or other entity, or an officer, director, or employee of any corporation or other entity (other than the Company or any member of the Affiliated Group), or a member or employee or any partnership, or an owner or employee of any other business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group. Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company or any member of the Affiliated Group to patronize any offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group; (ii) canvassing, soliciting, or accepting any offshore oil and gas helicopter service business of the type conducted by the Company or any member of the Affiliated Group; (iii) directly or indirectly requesting or advising any current customers of the Company or any member of the Affiliated Group to withdraw, curtail or cancel such customer’s offshore oil and gas helicopter service business with the Company or any member of the Affiliated Group;

or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names and addresses of any of the current customers of the Company or any member of the Affiliated Group. In addition, the term includes, directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries to accept employment with the Executive or with such person, firm association, corporation, or other entity.

(2)	The phrase “a similar business to the business of the Company or any member of the Affiliated Group” means an offshore oil and gas helicopter service business.

(3)	The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

D.	Notwithstanding any other provision of this Agreement, Section 5(d)(ii) of this Agreement shall not apply with respect to any geographic area outside of the geographic territory expressly set forth in this Section 5(d)(ii).

(e) Assistance. The Executive agrees that during and after the Executive’s employment by the Company, upon request by the Company, the Executive will assist the Company and the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against the Company and/or any member of the Affiliated Group in any Proceeding, and will assist the Company and the Affiliated Group in the prosecution of any claims that may be made by the Company and/or any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company and/or any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against the Company and/or any member of the Affiliated Group with respect to such investigation. The Executive agrees to fully and completely cooperate with any investigations conducted by or on behalf of the Company and for any member of the Affiliated Group from time to time. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and shall pay a reasonable per diem fee for the Executive’s service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 5(e) shall be at mutually agreed to and convenient times.

(f) Remedies. The Executive acknowledges and agrees that the terms of this Section 5: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the

Executive’s breach of the provisions of this Section 5 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

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[Section 10 — Definitions]

(b) “Affiliated Group” shall mean any entity controlled by, controlling or under common control with the Company.

(o) “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any member of the Affiliated Group as of the Date of Termination (or any material or significant business being actively pursued as of the Date of Termination that the Company or any member of the Affiliated Group enters into during the Restricted Period).

(p) “Confidential Information” shall mean any and all secret or confidential information, knowledge or data relating to the Company and the Affiliated Group and their businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive obtains during the Executive’s employment by the Company and the Affiliated Group that is not public knowledge.

(s) “Developments” shall mean any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever.

(ii) “Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise.

(11) “Restricted Period” shall mean the period from the Effective Date through the date eighteen (18) months following the Date of Termination; provided, however, that there shall be no Restricted Period in the event that the termination of the Executive’s employment occurs during a Change of Control Period.

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[End of Employment Agreement Excerpts]